Exhibit 3.2

ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
COLLEGIUM PHARMACEUTICAL, INC.

I.

The name of the corporation is Collegium Pharmaceutical, Inc. (the “Corporation”).

II.

The amendment (the “Amendment”) adopted is as follows:

The following is hereby added to the end of Paragraph A of Article IV of the Corporation’s Amended and Restated Articles of Incorporation:

“Simultaneously with the effective time of this amendment (the “Effective Time”), subject to the treatment of fractional share interests as described below, each 6.9 shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). There shall be no combination or conversion of the Series A Preferred Stock, the Series B Preferred, the Series C Preferred or the Series D Preferred Stock in connection with the Reverse Split.

The Reverse Stock Split will be effected on a holder-by-holder basis.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash (without interest or deduction) equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the fair value of such share as of the Effective Time as determined in good faith by the Board of Directors of the Corporation.  The Reverse Stock Split shall occur automatically without any further action by the Corporation or the holders of the shares of Common Stock affected thereby.  All rights, preferences and privileges of the Common Stock and the Preferred Stock as provided in these Restated Articles shall be adjusted to reflect the Reverse Stock Split (including the Conversion Prices of each series of the Preferred Stock, which shall be adjusted in accordance with Section 4.5 of Paragraph D of Article IV).

Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above.

III.

The Amendment was adopted by the Corporation’s Board of Directors on April 23, 2015.  The Amendment was proposed by the Corporation’s Board of Directors and submitted to the

Corporation’s shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia.

IV.

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast

Common Stock, $0.001 par value per share; Preferred Stock, $0.001 par value per share, Series A, Series B, Series C and Series D	95,965,129	95,965,129
Preferred Stock, $0.001 par value per share, Series A, Series B, Series C and Series D	86,881,246	86,881,246

The total number of undisputed votes cast for the Amendment separately by each voting group was:

Voting Group	Total Undisputed Votes “FOR”

Common Stock, $0.001 par value per share; Preferred Stock, $0.001 par value per share, Series A, Series B, Series C and Series D	71,535,900
Preferred Stock, $0.001 par value per share, Series A, Series B, Series C and Series D	68,424,265

The total number of votes cast for the Amendment by each voting group was sufficient for approval of the Amendment by such voting group.

V.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the Amendment shall become effective at 3:00 p.m., Eastern Time, on April 24, 2015.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of this 24th day of April, 2015.

COLLEGIUM PHARMACEUTICAL, INC., a Virginia corporation

By:	/s/ Paul Brannelly
Name:	Paul Brannelly
Title:	Executive Vice President and Chief Financial Officer